As filed with the Securities and Exchange Commission on April 6, 2022

Registration No. 333-258367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOC TELEMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-3131208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2411 Dulles Corner Park, Suite 475

Herndon, Virginia 20171
(866) 483-9690
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher M. Gallagher
Chief Executive Officer

SOC Telemed, Inc.

2411 Dulles Corner Park, Suite 475

Herndon, Virginia 20171

(866) 483-9690

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eunice J. Kim General Counsel SOC Telemed, Inc. 2411 Dulles Corner Park, Suite 475 Herndon, Virginia 20171 (866) 483-9690	Ryan K. Brissette Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446 4934

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 2, 2021, SOC Telemed, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-1 (the “Form S-1” and, as amended, the “Registration Statement”) (Registration No. 333-258367) with the U.S. Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on August 10, 2021. On December 7, 2021, the Registrant filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3, which was declared effective by the Commission on December 9, 2021, to convert the Form S-1 into a Registration Statement on Form S-3.

On February 2, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spark Parent, Inc., a Delaware corporation (“Parent”), and Spark Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, effective April 6, 2022, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a direct, wholly owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on April 6, 2022.

SOC TELMED, INC.

By:	/s/ Christopher M. Gallagher
Christopher M. Gallagher
Chief Executive Officer

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